Exhibit 23.6
CONSENT OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Reference is made to our opinion, dated July 27, 2011, addressed to Apartment Investment and Management Company (“Aimco”) regarding the status of Aimco as a real estate investment trust under the Internal Revenue Code of 1986, as amended, as of such date, which is filed as Exhibit 8.1 to the Current Report on Form 8-K filed by Aimco and AIMCO Properties, L.P. with the Securities and Exchange Commission (the “Commission”) on July 27, 2011.
We hereby consent to the incorporation by reference of such opinion as an exhibit to the registration statement on Form S-4 (the “Registration Statement”) filed by Aimco and AIMCO Properties, L.P. with the Commission on July 28, 2011, with respect to the merger of Angeles Income Properties, Ltd. 6 and Angeles Income Properties 6, LP, followed by the merger of Angeles Income Properties 6, LP and AIMCO AIP 6 Merger Sub LLC, a wholly owned subsidiary of AIMCO Properties, L.P. We have not participated in the preparation of the Registration Statement or the transactions contemplated thereby. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Chicago, Illinois
July 28, 2011